Exhibit 99.1

FOR IMMEDIATE RELEASE

ELLIE MAE REPORTS THIRD QUARTER 2018 RESULTS
PLEASANTON, Calif. - October 25, 2018 - Ellie Mae® (NYSE:ELLI), the leading cloud-based platform provider for the mortgage finance industry, today reported results1 for the third quarter ended September 30, 2018.
Third Quarter 2018 Highlights

•	Revenues of $123.0 million, up 15% from $107.0 million in 2017.

•	Net income of $12.4 million, down 14% from $14.5 million in 2017.

•	Adjusted EBITDA of $40.9 million, up 6% from $38.7 million in 2017.

•	699,000 loans closed on Encompass.[2]
“In the third quarter we grew revenue by 15% and increased revenue per loan 14% year-over-year. We were also able to increase loan volume on our platform year-over-year despite industry mortgage volumes being down 9% on an absolute dollar basis and down approximately 13%3 on a unit basis. Rising rates, low housing inventory, and overall home affordability are serving as significant headwinds to the overall mortgage market. While we believe these headwinds are temporary, they are prompting us to reset our assumptions for the year,” said Jonathan Corr, President & CEO.
“We continue to see strong interest in Encompass as lenders turn to technology to tackle rising costs and to drive efficiency. In the third quarter, we announced a new major release of Encompass and made continued progress on the rollout of our Encompass Connect solutions. Over the long-term, we expect the mortgage industry to trend to a sustained purchase driven market and we believe we are well positioned to drive further market share gains and technology adoption across our large customer base,” concluded Mr. Corr.
Financial Results
Revenues for the third quarter of 2018 were $123.0 million, compared to $107.0 million for the third quarter of 2017. Net income for the third quarter of 2018 was $12.4 million, or $0.35 per diluted share, compared to $14.5 million, or $0.41 per diluted share, for the third quarter of 2017. Net income for the third quarter of 2018 includes the amortization of acquisition-related intangibles related to the Velocify acquisition.
On a non-GAAP basis, adjusted net income for the third quarter of 2018 was $24.2 million, or $0.67 per diluted share, compared to $19.9 million, or $0.56 per diluted share, for the third quarter of 2017. Adjusted EBITDA for the third quarter of 2018 was $40.9 million, compared to $38.7 million for the third quarter of 2017.

______________________________
1 On January 1, 2018, Ellie Mae adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, using the modified retrospective method, which replaced the previous accounting standard ASC 605, Revenue Recognition. While the financial results for the third quarter of 2018 are presented under ASC 606, financial results for the third quarter of 2017 are presented under ASC 605. A reconciliation of the financial results for the third quarter of 2018 under ASC 606 and ASC 605, as well as a reconciliation of other non-GAAP financial measures discussed in this release, is presented in the “Non-GAAP Reconciliation” table included in this release.
2 Closed loans consist of loans originated (which excludes correspondent purchased loans or brokered loans) on the Encompass platform, which is calculated by adding the loans reported to us as originated by our Success Based Pricing lenders and estimating the number of loans originated by the small percentage of lenders that are purely on a subscription service.
3 Assumes annual home appreciation of 4% based on most recently reported Existing Home Sales data and from the change in average loan size on Encompass during the same period.

Fourth Quarter and Full Year 2018 Financial Outlook
For the fourth quarter of 2018, revenues are expected to be in the range of $113.0 million to $116.0 million. Net income is expected to be in the range of $0.0 million to $2.0 million, or $0.00 to $0.06 per diluted share. On a non-GAAP basis, adjusted net income is expected to be in the range of $12.4 million to $14.2 million, or $0.34 to $0.39 per diluted share. Adjusted EBITDA is expected to be in the range of $28.8 million to $31.3 million. Per share guidance assumes a weighted average share count of approximately 36.0 million.
For the full year 2018, revenues are now expected to be in the range of $477.0 million to $480.0 million, a decrease from the prior range of $495.0 million to $505.0 million provided on July 26, 2018. Contracted revenues4 are now expected to be in the range of $347.0 million to $349.0 million, a decrease from the prior range of $353.0 million to $358.0 million previously provided. Net income is expected to be in the range of $22.0 million to $24.0 million, or $0.61 to $0.67 per diluted share, which is in line with the range of $19.0 million to $23.0 million, or $0.53 to $0.64 per diluted share previously provided. On a non-GAAP basis, adjusted net income is expected to be in the range of $65.8 million to $67.6 million, or $1.84 to $1.88 per diluted share, a decrease from the range of $64.5 million to $69.5 million, or $1.79 to $1.92 per diluted share previously provided. Adjusted EBITDA is expected to be in the range of $125.3 million to $127.8 million, a decrease from the range of $129.5 million to $134.5 million previously provided. Per share guidance assumes a weighted average share count of approximately 36.0 million.
Additional information about the non-GAAP financial measures presented in this release, including a reconciliation of the non-GAAP financial measures to their related GAAP financial measures, is set forth below under the section entitled, “Use of Non-GAAP Financial Measures.”
Modification of ASC 606 Adoption
On January 1, 2018, the Company adopted ASC 606, which impacted the timing of revenue being recognized for certain success-based customer contracts due to the removal of the prior limitation on contingent revenue. In calculating the Company’s recognized revenue, ASC 606 requires the Company to estimate a portion of future Encompass closed loan fees, which is considered variable consideration under the standard. The standard requires that the Company constrain, or reduce, these estimates such that it is probable that a significant revenue reversal will not occur. During the third quarter of 2018, the Company determined that it was necessary to apply additional constraints to these future estimates based on factors that should have been known at the time the Company adopted ASC 606 that had an impact on the timing and amount of revenue that the Company recognized in prior quarters. This resulted in a change to certain of the Company’s opening year balances on the Company’s balance sheet and a reduction to the Company’s revenue for the first half of 2018 by an estimated $1.7 million. For further information, please refer to Item 4.02 of the Company’s Current Report Form 8-K filed with the SEC on October 25, 2018, which discloses the Company’s intention to amend its financial statements previously reported on Quarterly Reports on Forms 10-Q for the first and second quarters of 2018.

______________________________
4 Contracted revenues are those revenues that are fixed by the terms of a contract and are generally not affected by fluctuations in mortgage origination volume. These revenues consist of the base fee portion of success-based revenues, monthly per-user subscription revenues, professional services revenues, and subscription revenues paid for products other than Encompass.

Quarterly Conference Call
Ellie Mae will discuss its third quarter 2018 results today, October 25, 2018, via teleconference at 4:30 p.m. Eastern Time. To access the call, please dial 877-260-1479 or 334-323-0522 at least five minutes prior to the 4:30 p.m. Eastern Time start time. A live webcast of the call will be available on the Investor Relations section of the Company’s website at http://investor.elliemae.com. An audio replay of the call will be available through November 8, 2018 by dialing 888-203-1112 or 719-457-0820 and entering access code 9226963.
Use of Non-GAAP Financial Measures
Ellie Mae provides investors with the non-GAAP financial measures of adjusted net income, adjusted net income per share, adjusted EBITDA, adjusted gross profit, and free cash flow in addition to the traditional GAAP operating performance measure of net income as part of its overall assessment of its performance. In addition, Ellie Mae provides investors with the non-GAAP financial measures under ASC 605 to compare against the Company’s GAAP financial measures under ASC 606. Ellie Mae adopted ASC 606 using the modified retrospective method with the cumulative effect of initially applying Topic 606 as an adjustment to the opening balance of retained earnings as of January 1, 2018. The comparative financial information has not been restated and continues to be reported under the accounting standards in effect in those prior periods. Adjusted net income consists of net income plus stock-based compensation expense, amortization of acquisition-related intangibles, acquisition-related costs, and non-GAAP income tax adjustments. EBITDA consists of net income plus depreciation and amortization, amortization of acquisition-related intangibles, and income tax provision, less other income, net. Adjusted EBITDA consists of EBITDA plus stock-based compensation expense and acquisition-related costs. Adjusted gross profit consists of gross profit plus stock-based compensation and amortization of acquisition-related intangibles that are included in cost of revenues. Free cash flow consists of net cash provided by (used in) operating activities less acquisition of property and equipment and internal-use software. Ellie Mae uses adjusted net income, adjusted net income per share, adjusted EBITDA, and adjusted gross profit as measures of operating performance because they enable period to period comparisons by excluding potential differences caused by variations in the age and depreciable lives of fixed assets, amortization of acquisition-related intangibles, acquisition-related costs, and changes in interest expense and interest income that are influenced by capital market conditions. Ellie Mae also believes it is useful to exclude stock-based compensation expense from adjusted net income, adjusted EBITDA, and adjusted gross profit because the amount of non-cash expense associated with stock-based awards made at certain prices and points in time (a) do not necessarily reflect how Ellie Mae’s business is performing at any particular time and (b) can vary significantly between periods due to the timing of new stock-based awards. The non-GAAP income tax adjustments are calculated based on the annual non-GAAP effective tax rate, which quantifies the tax effects of the non-GAAP adjustments. These non-GAAP financial measures are not measurements of Ellie Mae’s financial performance under GAAP and have limitations as analytical tools. Accordingly, these non-GAAP financial measures should not be considered a substitute for, or superior to, net income, operating income, gross profit, operating cash flow, or other financial measures calculated in accordance with GAAP.

Ellie Mae cautions that other companies in Ellie Mae’s industry may calculate adjusted net income, adjusted net income per share, EBITDA, adjusted EBITDA, adjusted gross profit, and free cash flow differently than Ellie Mae does, further limiting their usefulness as comparative measures. A reconciliation of net income to adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA, gross profit to adjusted gross profit, and operating cash flow to free cash flow is included in the tables below.
Disclosure Information
Ellie Mae uses the investor relations section on its website as the means of complying with its disclosure obligations under Regulation FD. Accordingly, we recommend that investors should monitor Ellie Mae’s investor relations website in addition to following Ellie Mae’s press releases, SEC filings, and public conference calls and webcasts.
About Ellie Mae
Ellie Mae (NYSE:ELLI) is the leading cloud-based platform provider for the mortgage finance industry. Ellie Mae’s technology solutions enable lenders to originate more loans, reduce origination costs, and shorten the time to close, all while ensuring the highest levels of compliance, quality and efficiency.
Visit EllieMae.com or call (877) 355-4362 to learn more.

Forward-Looking Statements
This press release contains forward-looking statements under the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These forward-looking statements include projected revenues, contracted revenues, net income, net income per share, adjusted EBITDA, adjusted net income and adjusted net income per share for the fourth quarter and fiscal year 2018, estimated changes to the amount of revenue previously recognized by the Company in the first six months of 2018, estimated changes to certain of the Company’s opening year balances on the Company’s balance sheet as of January 1, 2018, as well as the Company’s expectations regarding mortgage industry trends and the Company’s positioning to increase market share and technology adoption. These statements involve known and unknown risks, uncertainties, and other factors that may cause Ellie Mae’s results to be materially different than those expressed or implied in such statements. Such differences may be based on factors such as changes in the volume of residential mortgages in the United States; changes in other macroeconomic factors affecting the residential real estate industry; changes to the Company’s estimated adjustments of the revenue and opening year balances as a result of further review of these estimated adjustments by the Company and its advisors or changes in the methodology applied to calculate these estimated adjustments, the impact of the Company’s implementation of ASC 606 on its results of operations; changes in strategic planning decisions by management; the Company’s ability to manage growth and expenses as it continues to scale its business; reallocation of internal resources; costs incurred and delays in developing new products; changes in anticipated rates of closed loans; changes in the rate of new customer acquisitions; the possibility that economic benefits of future opportunities may never materialize, including unexpected variations in market growth and demand for the acquired products and technologies; delays and disruptions, including changing relationships with partners, customers, employees, or suppliers; the satisfactory performance, reliability, and availability of the Company’s products and services; the amount of costs incurred in connection with supporting and integrating new customers and partners; ongoing personnel and logistical challenges of managing a larger organization; and other risk factors included in documents that Ellie Mae has filed with the U.S. Securities and Exchange Commission (“SEC”), including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2017, as updated from time to time by the Company’s quarterly reports on Form 10-Q and its other filings with the SEC. Other unknown or unpredictable factors also could have material adverse effects on Ellie Mae’s future results. The forward-looking statements included in this press release are made only as of the date hereof. Ellie Mae cannot guarantee future results, levels of activity, performance, or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Ellie Mae expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances, unless otherwise required by law.

IR CONTACTS:
Alex Hughes
VP of Investor Relations
Ellie Mae, Inc.
(925) 227-7079
IR@elliemae.com
Lisa Laukkanen
The Blueshirt Group for Ellie Mae, Inc.
(415) 217-4967
lisa@blueshirtgroup.com
PRESS CONTACT:
Erica Harvill
Ellie Mae, Inc.
(925) 227-5913
Erica.Harvill@elliemae.com

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© 2018 Ellie Mae, Inc. Ellie Mae®, Encompass®, AllRegs®, Mavent®, Velocify®, the Ellie Mae logo and other trademarks or service marks of Ellie Mae, Inc. appearing herein are the property of Ellie Mae, Inc. or its subsidiaries. All rights reserved. Other company and product names may be trademarks or copyrights of their respective owners.

Ellie Mae, Inc.
CONDENSED BALANCE SHEETS
(UNAUDITED)
(in thousands)

	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$133,582	$137,698
Short-term investments	138,656	103,345
Accounts receivable, net	48,013	43,121
Prepaid expenses and other current assets	36,994	18,474
Total current assets	357,245	302,638
Property and equipment, net	222,769	186,991
Long-term investments	69,822	107,363
Intangible assets, net	62,179	80,874
Goodwill	141,168	144,451
Deposits and other long-term assets	37,147	9,290
Total assets	$890,330	$831,607

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$16,024	$24,913
Accrued and other current liabilities	30,421	26,188
Deferred revenues	22,001	26,287
Total current liabilities	68,446	77,388
Other long-term liabilities	27,901	18,880
Total liabilities	96,347	96,268
Stockholders' equity:
Common stock	4	3
Additional paid-in capital	685,122	649,817
Accumulated other comprehensive loss	(1,264)	(880)
Retained earnings	110,121	86,399
Total stockholders' equity	793,983	735,339
Total liabilities and stockholders' equity	$890,330	$831,607

Ellie Mae, Inc.
CONDENSED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues	$122,965	$107,029	$364,220	$304,156
Cost of revenues (1)	51,272	39,603	150,728	112,638
Gross profit	71,693	67,426	213,492	191,518
Operating expenses:
Sales and marketing (1)	18,788	13,522	62,987	46,762
Research and development (1)	20,625	15,901	67,700	49,354
General and administrative (1)	21,062	20,159	71,270	55,828
Total operating expenses	60,475	49,582	201,957	151,944
Income from operations	11,218	17,844	11,535	39,574
Other income, net	1,079	1,140	2,851	2,403
Income before income taxes	12,297	18,984	14,386	41,977
Income tax provision (benefit)	(119)	4,465	(8,105)	(964)
Net income	$12,416	$14,519	$22,491	$42,941
Net income per share of common stock:
Basic	$0.36	$0.42	$0.65	$1.26
Diluted	$0.35	$0.41	$0.63	$1.20
Weighted average common shares used in computing net income per share of common stock:
Basic	34,559	34,275	34,348	34,004
Diluted	35,828	35,785	35,775	35,804

Net income	$12,416	$14,519	$22,491	$42,941
Other comprehensive income, net of taxes:
Unrealized gain (loss) on investments	26	53	(384)	8
Comprehensive income	$12,442	$14,572	$22,107	$42,949

(1) Includes stock-based compensation expense of the following for the periods presented:
Cost of revenues	$2,408	$1,810	$6,408	$4,929
Sales and marketing	1,929	1,346	5,245	3,780
Research and development	2,796	2,043	8,283	6,002
General and administrative	3,407	3,700	10,798	10,549
	$10,540	$8,899	$30,734	$25,260

Ellie Mae, Inc.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Nine Months Ended September 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$22,491	$42,941
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,087	26,024
Amortization of acquisition-related intangibles	18,695	3,233
Stock-based compensation expense	30,734	25,260
Amortization of deferred costs	6,427	2,540
Deferred income taxes	(8,133)	(1,259)
Others	249	(948)
Changes in operating assets and liabilities:
Accounts receivable, net	(4,892)	(9,628)
Prepaid expenses, other current assets, and other long-term assets	(12,380)	(946)
Deferred costs	(5,869)	(3,201)
Accounts payable	(2,879)	625
Accrued liabilities, other current liabilities, and other long-term liabilities	2,557	(12,271)
Deferred revenues	(3,878)	(2,749)
Net cash provided by operating activities	79,209	69,621

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(21,708)	(24,919)
Acquisition of internal-use software	(50,730)	(40,047)
Purchases of investments	(120,894)	(213,749)
Maturities of investments	122,507	70,276
Other investing activities, net	172	—
Net cash used in investing activities	(70,653)	(208,439)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under employee stock plans	18,671	17,590
Payments for repurchase of common stock	(14,740)	—
Tax payments related to shares withheld for vested restricted stock units	(16,518)	(12,245)
Other financing activities, net	(85)	(602)
Net cash provided by (used in) financing activities	(12,672)	4,743
NET DECREASE IN CASH AND CASH EQUIVALENTS	(4,116)	(134,075)

CASH AND CASH EQUIVALENTS, Beginning of period	137,698	380,907
CASH AND CASH EQUIVALENTS, End of period	$133,582	$246,832

Ellie Mae, Inc.
NON-GAAP RECONCILIATION
(UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018 ASC 606	Adjust- ments	2018 ASC 605	2017 ASC 605	2018 ASC 606	Adjust- ments	2018 ASC 605	2017 ASC 605
Revenues	$122,965	$(1,411)	$121,554	$107,029	$364,220	$(1,202)	$363,018	$304,156
Operating expenses:
Sales and marketing	$18,788	$320	$19,108	$13,522	$62,987	$985	$63,972	$46,762
Total operating expenses	$60,475	$320	$60,795	$49,582	$201,957	$985	$202,942	$151,944
Income before income taxes	$12,297	$(1,731)	$10,566	$18,984	$14,386	$(2,187)	$12,199	$41,977
Income tax provision (benefit)	$(119)	$(2,111)	$(2,230)	$4,465	$(8,105)	$(2,028)	$(10,133)	$(964)

Net income	$12,416	$380	$12,796	$14,519	$22,491	$(159)	$22,332	$42,941
Depreciation and amortization	12,908	—	12,908	9,742	36,087	—	36,087	26,024
Amortization of acquisition-related intangibles	6,195	—	6,195	1,077	18,695	—	18,695	3,233
Other income, net	(1,079)	—	(1,079)	(1,140)	(2,851)	—	(2,851)	(2,403)
Income tax provision (benefit)	(119)	(2,111)	(2,230)	4,465	(8,105)	(2,028)	(10,133)	(964)
EBITDA	30,321	(1,731)	28,590	28,663	66,317	(2,187)	64,130	68,831

Stock-based compensation expense	10,540	—	10,540	8,899	30,734	—	30,734	25,260
Acquisition-related costs(2)	—	—	—	1,121	—	—	—	1,121
Adjusted EBITDA	$40,861	$(1,731)	$39,130	$38,683	$97,051	$(2,187)	$94,864	$95,212

Gross profit	$71,693	$(1,411)	$70,282	$67,426	$213,492	$(1,202)	$212,290	$191,518
Stock-based compensation expense(1)	2,408	—	2,408	1,810	6,408	—	6,408	4,929
Amortization of acquisition-related intangibles(1)	5,529	—	5,529	767	16,710	—	16,710	2,301
Adjusted gross profit	$79,630	$(1,411)	$78,219	$70,003	$236,610	$(1,202)	$235,408	$198,748

Net income	$12,416	$380	$12,796	$14,519	$22,491	$(159)	$22,332	$42,941
Stock-based compensation expense	10,540	—	10,540	8,899	30,734	—	30,734	25,260
Amortization of acquisition-related intangibles	6,195	—	6,195	1,077	18,695	—	18,695	3,233
Acquisition-related costs(2)	—	—	—	1,121	—	—	—	1,121
Non-GAAP income tax adjustments(3)	(4,973)	(1,587)	(6,560)	(5,683)	(18,054)	(1,329)	(19,383)	(25,466)
Adjusted net income (2)	$24,178	$(1,207)	$22,971	$19,933	$53,866	$(1,488)	$52,378	$47,089

Shares used to compute adjusted net income per share
Basic	34,559	—	34,559	34,275	34,348	—	34,348	34,004
Diluted	35,828	—	35,828	35,785	35,775	—	35,775	35,804

Adjusted net income per share (2)
Basic	$0.70	$(0.04)	$0.66	$0.58	$1.57	$(0.05)	$1.52	$1.38
Diluted	$0.67	$(0.03)	$0.64	$0.56	$1.51	$(0.05)	$1.46	$1.32

Ellie Mae, Inc.
NON-GAAP RECONCILIATION - (continued)
(UNAUDITED)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net cash provided by operating activities	$37,143	$34,600	$79,209	$69,621
Acquisition of property and equipment and internal-use software	(24,984)	(17,688)	(72,438)	(64,966)
Free cash flow	$12,159	$16,912	$6,771	$4,655

(1) Amount represents the cost of revenues portion of stock-based compensation expense and amortization of acquisition-related intangibles.
(2) Prior period amounts have been adjusted to include the third-party transaction costs incurred for legal and other professional services in relation to an acquisition. These costs are non-recurring and are not related to the on-going operating results in the period.

(3) For the three and nine months ended September 30, 2018, the non-GAAP effective tax rates are 16.7% and 15.6%, respectively, under ASC 606. For the three and nine months ended September 30, 2018, the non-GAAP effective tax rates are 15.9% and 15.0%, respectively, under ASC 605. For the three and nine months ended September 30, 3017, the non-GAAP effective tax rates are 35.0% and 34.8%, respectively, under ASC 605. The non-GAAP income tax adjustments are calculated based on the annual non-GAAP effective tax rate, which quantifies the tax effects of the non-GAAP adjustments described above, and eliminates the effects of non-recurring items which can vary in size and frequency.

Ellie Mae, Inc.
NON-GAAP RECONCILIATION
(UNAUDITED)
(in thousands, except per share amounts)

	Fourth Quarter 2018 Projected Range		Fiscal 2018 Projected Range
Net income	$—	$2,000	$22,000	$24,000

Depreciation and amortization	14,300	14,300	50,400	50,400
Amortization of acquisition-related intangibles	2,700	2,700	21,400	21,400
Other income, net	(900)	(900)	(3,800)	(3,800)
Income tax provision (benefit)	500	1,000	(7,600)	(7,100)
EBITDA	16,600	19,100	82,400	84,900

Stock-based compensation expense	12,200	12,200	42,900	42,900
Adjusted EBITDA	$28,800	$31,300	$125,300	$127,800

Net income	$—	$2,000	$22,000	$24,000
Stock-based compensation expense	12,200	12,200	42,900	42,900
Amortization of acquisition-related intangibles	2,700	2,700	21,400	21,400
Non-GAAP income tax adjustments	(2,500)	(2,700)	(20,500)	(20,700)
Adjusted net income	$12,400	$14,200	$65,800	$67,600

Shares used to compute non-GAAP net income per share
Basic	34,600	34,800	34,500	34,700
Diluted	36,000	36,200	35,800	36,000

Projected net income per share
Basic	$—	$0.06	$0.64	$0.69
Diluted	$—	$0.06	$0.61	$0.67

Adjusted net income per share
Basic	$0.36	$0.41	$1.91	$1.95
Diluted	$0.34	$0.39	$1.84	$1.88